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                                                                      EXHIBIT 33


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[Pennzoil Logo]                            DON'T BE MISLED BY UPR                                   [Pennzoil Logo]


 STOCK PRICE PER SHARE                                                  EARNINGS PER SHARE

 [chart]                                                                [chart]




 Since the initial public offering by Union                             Wall Street analysts currently project that
 Pacific Resources (UPR) in October 1995 until                          Pennzoil's earnings and earnings per share, on
 June 20, 1997 (prior to announcement of UPR's                          a recurring basis, will increase significantly
 tender offer), the total return on Pennzoil's                          over the next two years, while projecting that
 stock has been 42%, double the return on UPR.                          UPR's will decline.  Further, the combination
 And, from the beginning of 1997 to June 20,                            proposed by UPR is substantially dilutive to
 Pennzoil's stock was up 5.5%, while UPR was                            UPR's earnings in amounts UPR has been
 down 9.1%.                                                             unwilling to disclose.


 FINDING & DEVELOPMENT COST PER BARREL                                  RESERVES ADDED PER NET WELL DRILLED

 [chart]                                                                [chart]





 UPR is much less efficient in finding and developing reserves than Pennzoil and adds substantially less reserves for each well drilled.  UPR's highest producing area is the short-lived Austin Chalk, which generally has small reserve pockets that deplete rapidly.  UPR has minimal production and interests in the Gulf of Mexico and no international presence.  In essence, UPR is landlocked, with little growth potential.  Pennzoil has a substantial presence in the
 Gulf of Mexico and international projects with huge reserve potential.  It is not credible that UPR, with little if any offshore or international experience, can manage these high-growth assets better than Pennzoil.

                            THE VALUE OF UPR'S OFFER IS SIGNIFICANTLY LESS THAN $84 PER SHARE

UPR IS OFFERING $84 PER SHARE FOR HALF OF YOUR STOCK.  UPR PROPOSES TO ISSUE UPR STOCK FOR THE OTHER HALF.  BECAUSE OF
UPR'S PRIOR MARKET PERFORMANCE AND THE UNCERTAINTIES WITH RESPECT TO ITS FUTURE BUSINESS, THE VALUE OF THE UPR STOCK
TO BE DELIVERED IN THE SECOND STEP IS SUBJECT TO SUBSTANTIAL DOWNWARD PRESSURE AND UNCERTAINTY.  THE STOCK WOULD NOT BE
DELIVERED AT ALL IF UPR'S SHAREHOLDERS DO NOT APPROVE THE TRANSACTION.  FINALLY, THE UPR PROPOSAL LIMITS THE NUMBER OF
SHARES TO BE ISSUED TO YOU WITH NO WALKAWAY RIGHTS OR DOWNSIDE PROTECTION ONCE UPR'S STOCK DECLINES BELOW $25 PER SHARE.

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                                               WHAT'S THE RUSH?

 UPR HAS BEEN RUSHING PENNZOIL  SHAREHOLDERS TO TENDER  THEIR SHARES BEFORE THE PURPORTED EXPIRATION  DATE OF
 UPR'S  OFFER ON JULY  21, 1997.  HOWEVER,  UPR'S OFFER  IS CONDITIONED, AMONG OTHER  THINGS, UPON AN OUTCOME
 FAVORABLE  TO UPR IN  ITS LAWSUIT CHALLENGING PENNZOIL'S  RIGHTS PLAN  IN THE DELAWARE CHANCERY  COURT.  NOW
 UPR'S COUNSEL HAS ADMITTED THAT UPR HAS NO INTENTION OF EVEN  SUBMITTING THE CASE TO THE COURT PRIOR  TO THE
 JULY 21, 1997 EXPIRATION DATE.

 THE FOLLOWING  EXCERPT IS FROM  THE TRANSCRIPT OF  A TELEPHONE  CONFERENCE ON JULY 9,  1997 IN THE  DELAWARE
 CHANCERY COURT, CIVIL ACTION NO. 15755:

          "MR. WELCH (COUNSEL FOR UPR):

          YOUR HONOR, ED WELCH.  ONE COMMENT I DID  WANT TO MAKE, IF THE COURT WILL PERMIT IT, IN RESPONSE TO
          YOUR  HONOR'S COMMENT AT THE  END OF MY PRESENTATION.   YOUR HONOR MADE  REFERENCE TO THE FACT THAT
          THE 21ST IS FAST APPROACHING.  THAT IS CORRECT.

          I  DID WANT  TO ADD  THAT AT  THIS POINT IN  TIME, WE  DO NOT  INTEND TO  BRING ON  A MOTION  FOR A
          PRELIMINARY INJUNCTION PRIOR TO  JULY THE 21ST IN CHANCERY.  IT SIMPLY  DOESN'T MAKE SENSE.  THINGS
          AT THIS  POINT ARE TO  FLUID.  THERE IS  MUCH WORK THAT  NEEDS TO BE DONE  BEFORE A CASE  LIKE THIS
          IS PROPERLY PRESENTED...."

                         SO, WE ASK, WHY IS UPR MISLEADING SHAREHOLDERS ABOUT JULY 21?
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                                        DO NOT TENDER INTO UPR'S INADEQUATE OFFER.

                                                        IMPORTANT

                  IF YOU WOULD LIKE A COPY OF OUR SCHEDULE 14D-9, HAVE ANY QUESTIONS OR NEED ASSISTANCE
                 IN WITHDRAWING A TENDER, PLEASE CALL D.F. KING & CO., INC., TOLL-FREE AT 1-800-735-3591.
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